Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Exhibit 99.1

Wednesday, October 15, 2008

Media General Completes Sale of Television Station to University of Georgia Research Foundation

Richmond, Va., and Athens, Ga. – Media General, Inc. (NYSE: MEG) and the University of Georgia announced today the completion of the University of Georgia Research Foundation’s purchase of Media General’s television station WNEG in Toccoa, Ga. Terms were not disclosed.

Marshall N. Morton, president and chief executive officer of Media General, said, “We have now completed the sale of the fourth of the five stations we are divesting and will use the proceeds immediately for debt reduction. The sale of the fifth station, WCWJ in Jacksonville, is progressing. We thank the employees of WNEG for their many fine contributions to Media General and wish them well in the future.”

Media General sold WMBB in Panama City, Fla., and KALB/NALB, in Alexandria, La., on July 16, and WTVQ in Lexington, Ky., on May 13. The results of all five stations will be included in discontinued operations in Media General’s third quarter 2008 results, which will be announced on October 16.

When the sales of all five stations are completed, Media General expects to realize total proceeds of $100 million to $105 million, which will be used to reduce debt by $60 million to $65 million after considering estimated taxes to be paid.

“The University of Georgia intends to provide quality local programming to Northeast Georgia, strengthening the local market by emphasizing local interests,” said UGA President Michael F. Adams. “In doing so, we will offer a real-world opportunity for faculty and students to work in research, development and teaching in media.”

WNEG, which has approximately 30 employees, was acquired by Media General in 2000 as part of the acquisition of a group of television stations from the former Spartan Communications.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 24 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications. The company owns and operates 19

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Publishing • Broadcast • Interactive Media

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States. The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

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Publishing • Broadcast • Interactive Media